Exhibit 4.2

Execution Version

SHAREHOLDERS’ AGREEMENT

This SHAREHOLDERS’ AGREEMENT, dated as of January 12, 2011 (this “Agreement”), is entered into by and among Patriot Holding Corp., a Minnesota corporation (the “Company”), Transport Investors, LLC, a Delaware limited liability company (“Transport”), and the parties set forth on Schedule 1 attached hereto (the “So Cal Shareholders”, and together with Transport, the “Shareholders”).  All capitalized and undefined terms used herein shall have the meaning given to such terms in the Merger Agreement.

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of December 30, 2010 (the “Merger Agreement”), by and among the Company, the So Cal Shareholders, Southern Cal Transport, Inc., an Alabama close corporation (“So Cal”), and Saints Acquisition, Inc., an Alabama corporation and wholly owned subsidiary of the Company (“Merger Sub”), the Company will purchase all of the equity interests of the So Cal Shareholders in So Cal, and So Cal will be merged with and into Merger Sub (the “Merger”), with Merger Sub to be the surviving corporation of the Merger;

WHEREAS, a portion of the consideration that the So Cal Shareholders will receive in connection with the Merger will be shares of common stock of the Company (such shares, together with the shares of common stock of the Company owned by Transport, the “Shares”); and

WHEREAS, as a condition to consummation of the transactions contemplated by the Merger Agreement, the Company and the Shareholders are entering into this Agreement for the purpose of establishing certain rights and obligations with respect to the Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and each of the Shareholders hereby agree as follows:

1.             Board of Directors Prior to the Initial Public Offering.

a.             From and after the Closing Date and until the provisions of this Section 1 shall cease to be effective, each Shareholder shall vote all of his, her or its Shares and any other voting securities of the Company over which such Shareholder has voting control and shall take all other necessary or desirable actions within his, her or its control (whether in his, her or its capacity as a shareholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special board and shareholder meetings), so that:

(1)           the authorized number of directors on the board of directors of the Company (the “Board”) shall be determined by Transport;

(2)           so long as Kenneth R. Adams (“Adams”) Owns at least 10% of the outstanding common stock of the Company, Adams, or his designee (who shall be reasonably acceptable to Transport), shall be elected to the Board;

(3)           a number of representatives designated by Transport equal to the number of remaining authorized director positions shall be elected to the Board (each such director, a “Transport Designee”);

(4)           the removal from the Board (with or without cause) of any Transport Designee shall be at Transport’s written request, but only upon such written request and under no other circumstances except for cause based upon gross negligence or willful misconduct with respect to the Company or the conviction of a felony;

(5)           the removal from the Board (with or without cause) of Adams or his designee shall be at Adam’s written request, but only upon such written request and under no other circumstances except for cause based upon gross negligence or willful misconduct with respect to the Company or the conviction of a felony;

(6)           in the event that any Transport Designee ceases to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board shall be filled by a representative designated by Transport as provided hereunder; and

(7)           in the event that Adam’s designee (if applicable) ceases to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board shall be filled by Adams or a representative designated by Adams (who shall be reasonably acceptable to Transport) as provided hereunder.

Notwithstanding the foregoing, nothing in this Section 1 shall require any Shareholder to vote for any director who has engaged in gross negligence or willful misconduct with respect to the Company or who has been convicted of a felony.

b.             To assure each Shareholder’s obligation to vote such Shareholder’s Shares in accordance with the provisions of this Agreement, each Shareholder hereby appoints Transport as his, her or its true and lawful proxy and attorney, with full power of substitution, to vote all of such Shareholder’s Shares, in such proxy’s sole discretion but consistent with the foregoing, to set the number of directors and for the election of directors as set forth in Section 1 if such Shareholder fails to comply with the provisions of this Section 1.  The proxies and power granted by each Shareholder pursuant to this Section 1.b are coupled with an interest and are given to secure the performance of such Shareholder’s duties to the parties under this Agreement.  Such proxies shall be irrevocable for the term of this Agreement and shall survive the death, incompetency, disability or dissolution of any Shareholder or other holder of such Shareholder’s Shares.

c.             None of the Company, the Board, Merger Sub or the Shareholders shall authorize the payment of management or monitoring fees by the Company or Merger Sub to Goldner Hawn Johnson & Morrison Incorporated or any of its Affiliates.

d.             The provisions of this Section 1 shall terminate automatically and be of no further force and effect upon the first to occur of (i) an Initial Public Offering or (ii) a Sale of the Company.

2.             Board of Directors Upon an Initial Public Offering.  In the event (i) an Initial Public Offering occurs and (ii) Adams Owns at least 10% of the outstanding common stock of the Company following such Initial Public Offering, Transport shall cause the Transport Designees to nominate Adams for election to the Board at the first annual shareholders meeting following the Initial Public Offering.

3.             Co-Sale Rights.

a.             At least 30 days prior to any Transfer of Shares by any Shareholder, such Shareholder (the “Selling Shareholder”) shall deliver a written notice (the “Sale Notice”) to the Company and the other Shareholders (the “Other Shareholders”), specifying in reasonable detail the identity of the prospective Transferee(s), the number of shares to be Transferred and the terms and conditions of the Transfer.

The Other Shareholders may elect to participate in the contemplated Transfer at the same price per share and on the same terms by delivering written notice to the Company and the Selling Shareholder within 30 days after delivery of the Sale Notice (the “Authorization Date”).  If any Other Shareholders have elected to participate in such Transfer, each of the Selling Shareholder and such Other Shareholders shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of Shares equal to the product of (i) the quotient determined by dividing the percentage of the number of Shares owned by such Shareholder by the aggregate percentage of the number of Shares owned by the Selling Shareholder and the Other Shareholders participating in such sale and (ii) the number of Shares to be sold in the contemplated Transfer.

For example, if the Sale Notice contemplated a sale of 100 Shares by the Selling Shareholder, and if the Selling Shareholder at such time owns 30% of all Shares and if one Other Shareholder elects to participate and owns 20% of all Shares, the Selling Shareholder would be entitled to sell 60 Shares (30% ÷ 50% x 100 Shares) and the Other Shareholder would be entitled to sell 40 Shares (20% ÷ 50% x 100 Shares).

b.             The Selling Shareholder shall use his, her or its reasonable best efforts to obtain the agreement of the prospective Transferee(s) to the participation of the Other Shareholders in any contemplated Transfer, and the Selling Shareholder shall not Transfer any of his, her or its Shares to any prospective Transferee if such prospective Transferee(s) declines to allow the participation of the Other Shareholders.  Each Other Shareholder Transferring Shares pursuant to this Section 3.b shall pay his, her or its pro rata share (based on the number of Shares to be sold) of the expenses incurred by the Shareholders in connection with such Transfer, provided that no such payment shall be required with respect to any expenses that are otherwise paid by the Company, if any, or the Transferee.

c.             If any Other Shareholder elects not to participate in the contemplated Transfer by the Selling Shareholder, the Selling Shareholder and any Other Shareholder that has elected to participate in such Transfer pursuant to this Section 3 may Transfer the Shares specified in the Sale Notice at a price and on terms no more favorable to the Transferee(s) thereof than specified in the Sale Notice during the 90-day period immediately following the Authorization Date.  Any Shares not Transferred within such 90-day period shall be subject to the provision of this Section 3 in the case of any proposed subsequent Transfer.

d.             Notwithstanding anything to the contrary contained in any other provision of this Agreement, the restrictions set forth in this Section 3 shall not apply to any Transfer of Shares (a) by Transport among its Affiliates controlled by Goldner Hawn Johnson & Morrison Incorporated, or (b) by a So Cal Shareholder to a Permitted Transferee, or to any other Person made for bona fide estate planning purposes and approved by consent of the Board; or (c) by any Shareholder (i) in an Initial Public Offering or in a Public Sale following an Initial Public Offering or (ii) pursuant to a proportionate redemption of common stock by the Company, provided that the restrictions contained in this Section 3 shall continue to be applicable to the Shares after any such Transfer described in clause (a), (b) and (c)(ii) and provided further that the Transferees of such Shares described in clause (a), (b) and (c)(ii) shall have agreed in writing to be bound by the obligations of the Transferor under the provisions of this Agreement affecting the Shares so Transferred.

e.             Termination of Restrictions.  The provisions of this Section 3 shall terminate automatically and be of no further force and effect upon the first to occur of a (i) an Initial Public Offering or (ii) a Sale of the Company.

4.             Drag-Along Rights.

a.             If Transport and the Board approve a Sale of the Company (an “Approved Sale”), the Company shall give written notice to the Other Shareholders setting forth in reasonable detail the terms of the Approved Sale (the “Approved Sale Notice”).  Each Shareholder shall, to the extent authorized by law or the terms of the purchase agreement, vote for the Approved Sale, consent to and raise no objections against such Approved Sale.  If the Approved Sale is structured as a (i) merger or consolidation, each Shareholder shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of stock, each Shareholder shall agree to sell all of his, her or its Shares on the terms and conditions approved by Transport and the Board.  Each Shareholder shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested by the Company.

b.             The obligations of the Shareholders with respect to an Approved Sale are subject to the satisfaction of the following conditions: (i) the proposed buyer(s) in such Approved Sale (the “Offerors”) shall have delivered a written offer addressed to the Company and each of the Shareholders to consummate such Approved Sale on or before a date that is no less than 30 days and no more than 150 days after delivery of the Approved Sale Notice; (ii) the Offerors shall have provided evidence reasonably satisfactory to the Company and the Shareholders as to the Offeror’s financial ability to consummate the Approved Sale (which may include delivery of financing commitments from one or more financial institutions in customary form); (iii) upon the consummation of the Approved Sale, each Shareholder shall receive cash and/or Publicly Traded Securities and the same amount of consideration per share; and (iv) if any Shareholders are given an option as to the form and amount of consideration to be received, each Shareholder shall be given the same option.

c.             Shareholders will bear their pro rata share (based upon the number of shares sold) of the costs of any sale of such Shares pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all Shareholders and are not otherwise paid by the Company or the acquiring party.  Costs incurred by Shareholders on their own behalf will not be considered costs of the transaction hereunder.  The Shareholders shall be obligated to join on a pro rata basis (based on the number of Shares to be sold) in any reasonable indemnification or other obligations in connection with such Approved Sale (other than any such obligations that relate specifically to a particular Shareholder such as indemnification with respect to representations and warranties given by a Shareholder regarding such Shareholder’s title to and ownership of Shares); provided, that no Shareholder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the Transferees with respect to an amount in excess of the net cash proceeds paid to such holder in connection with such Transfer; and provided further, that all Shareholders will receive the same form of consideration per Share and the same amount of consideration per Share in such Approved Sale.

d.             If at any time (i) an agreement signed by Transport and, if applicable, approved by the Board, is submitted by Transport to the Other Shareholders that provides for a sale or exchange of all of the Shares and (ii) such matter is an Approved Sale, then each of such Other Shareholders shall promptly join in the execution of such agreement thereby obligating each of such Other Shareholders to sell his, her or its Shares on the terms set forth in such agreement consistent herewith if such Approved Sale is consummated.

e.             The provisions of this Section 4 shall terminate automatically and be of no further force and effect upon the first to occur of (i) an Initial Public Offering or (ii) a Sale of the Company.

5.             Piggyback Registrations.

a.             Right to Piggyback.  Whenever the Company proposes to register any of its securities under the Securities Act of 1933, as amended from time to time (the “Securities Act”), and the registration is not being effected to implement an employee benefit plan or transaction to which Rule 145 under the Securities Act (or similar rule then in force) applies (a “Piggyback Registration”), the Company shall give prompt written notice to all Shareholders of its intention to effect such a registration and shall, subject to Section 5.c below, include in such registration all Shares with respect to which the Company has received written requests for inclusion therein within 20 days after the receipt of the Company’s notice.

b.             Delay of Registration.  No Shareholder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 5 or Sections 6 through 11 of this Agreement.

c.             Priority on Primary Registrations.  If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that, in their opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company shall include in such registration (i) first, the securities the Company proposes to sell, and (ii) second, unless in like manner the managing underwriters advise that the inclusion of any Shares might adversely affect the marketability of the offering, the Shares requested to be included in such registration by the Shareholders requesting such registration, pro rata among such Shareholders.

d.             Priority on Secondary Registrations.  If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities, and the managing underwriters advise the Company in writing that, in their opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company shall include in such registration (i) first, the Shares requested to be included therein by the Shareholders requesting such registration, pro rata among such Shareholders on the basis of the number of Shares owned by each such Shareholder, and (ii) second, other securities requested to be included in such registration.

e.             Selection of Underwriters.  If any Piggyback Registration is an underwritten offering, the Company shall have the right to select the investment banker(s) and manager(s) for such offering.

f.             Termination of Rights.  This Section 5 terminates as to any Shareholder on the earlier to occur of (i) two (2) years after the Initial Public Offering or (ii) the first date on which such Shareholder is able to sell all Shares held by such Shareholder into the public markets without registration pursuant to Rule 144 (or any successor provision) under the Securities Act.

6.             Holdback Agreements.

a.             Unless the underwriters managing the registered public offering otherwise agree, each Shareholder shall not effect any public sale or distribution of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the Holdback Period, except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form.

b.             Unless the underwriters managing the registered public offering otherwise agree, the Company shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the Holdback Period, except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form.

c.             Unless the underwriters managing the registered public offering otherwise agree, the Company shall cause each holder of its common stock, or any securities convertible into or exchangeable or exercisable for common stock, purchased from the Company (other than in a registered public offering) during the time that any Shareholder has rights under Section 5 of this Agreement to agree not to effect any public sale or distribution (including sales pursuant to Rule 144) of any such securities during the Holdback Period (except as part of such underwritten registration, if otherwise permitted).

7.             Registration Procedures.  Whenever a Shareholder has requested that any Shares be registered pursuant to a Piggyback Registration, the Company shall use its reasonable best efforts to effect the registration and the sale of such Shares in accordance with the intended method of disposition thereof and, pursuant thereto, the Company shall, as expeditiously as possible:

a.             prepare and file with the Securities and Exchange Commission (“SEC”) a registration statement with respect to such Shares and use its best efforts to cause such registration statement to become effective (provided that, before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the holders of a majority of the Shares covered by such registration statement copies of all such documents proposed to be filed);

b.             notify each Shareholder offering Shares in a Piggyback Registration of the effectiveness of each registration statement filed hereunder, prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 180 days, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the selling Shareholders thereof set forth in such registration statement;

c.             furnish to each Shareholder offering Shares in a Piggyback Registration such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Shareholder may reasonably request in order to facilitate the disposition of the Shares owned by such Shareholder;

d.             use its reasonable best efforts to register or qualify such Shares under such securities or blue sky laws of such jurisdictions as any selling Shareholder reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such Shareholder to consummate the disposition in such jurisdictions of the Shares owned by such Shareholder (provided that, the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

e.             notify each Shareholder offering Shares in a Piggyback Registration, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such Shareholder, the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Shares, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading; provided that, upon such notification by the Company, each Shareholder offering Shares in a Piggyback Registration will not offer or sell such Shares until the Company has notified such Seller that it has prepared a supplement or amendment to such prospectus and delivered copies of such supplement or amendment to such Shareholder;

f.             cause all such Shares to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

g.             provide a transfer agent and registrar for all such Shares not later than the effective date of such registration statement;

h.             enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Shares being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Shares (including effecting a stock split or a combination of shares);

i.              make available for inspection by any Shareholder offering Shares in a Piggyback Registration, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such Shareholder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such

Shareholder, underwriter. attorney, accountant or agent in connection with such registration statement;

j.              otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full fiscal quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

k.             permit any Shareholder which, in such Shareholder’s sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Shareholder and his, her or its counsel should be included;

l.              in the event of the issuance of any stop order suspending the effectiveness of a registration statement or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any common stock included in such registration statement for sale in any jurisdiction, the Company shall use its best efforts promptly to obtain the withdrawal of such order; and

m.           obtain a comfort letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters as the holders of a majority of the Shares being sold reasonably request (provided that such Shares constitute at least 10% of the securities covered by such registration statement).

8.             Cooperation by Shareholders.

a.             It shall be a condition precedent to the obligations of the Company with respect to the Piggyback Registration rights of any Shareholder, that such Shareholder offering Shares in a Piggyback Registration will furnish to the Company in writing such information as the Company may reasonably request from such Shareholder, and otherwise reasonably cooperate with the Company and its counsel and managing underwriter(s) in connection with any registration with respect to such Shareholder’s Shares.

b.             The failure of any Shareholder offering Shares in a Piggyback Registration to furnish any information or documents in accordance with any provision contained in this Agreement shall not affect the obligations of the Company hereunder to any other Shareholders who do furnish such information and documents unless, in the reasonable opinion of counsel to the Company or the underwriters, such failure impairs or may impair the viability of the offering or the legality of any registration statements in connection therewith.  For the avoidance of doubt, the failure of any Shareholder offering Shares in a Piggyback Registration to furnish any information or documents in accordance with any provision contained in this Agreement will cause such Shareholder to lose such Shareholder’s participation rights in such Piggyback Registration.

c.             At the end of any period during which the Company is obligated to keep any registration statement current and effective as provided in Section 7, the Shareholders whose Shares are included in such registration statement shall discontinue sales of Shares pursuant to such registration statement upon receipt of notice from the Company of its intention to remove from registration the shares covered by such registration statement which remain unsold.  Each such Shareholder shall notify the Company of the number of Shares registered for the benefit of such Shareholder which remain unsold promptly after receipt of such notice from the Company.

9.             Registration Expenses.

a.             All expenses incidental to the Company’s performance of or compliance with the terms of Sections 5 through 10 of this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding discounts and commissions) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne as provided in this Agreement, except that the Company shall, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed.

b.             In connection with each Piggyback Registration, the Company shall reimburse the Shareholders, whose Shares are included in such Piggyback Registration for the reasonable fees and disbursements of one law firm chosen by the holders of a majority of the Shares initially requesting such registration.

c.             To the extent Registration Expenses are not required to be paid by the Company, each Shareholder whose Shares are included in any registration hereunder shall pay those Registration Expenses allocable to the registration of such Shareholder’s Shares so included, and any Registration Expenses not so allocable shall be borne by all Shareholders whose Shares are included in such registration in proportion to the aggregate selling price of the Shares to be so registered.

d.             The Company will not bear the cost of or pay for any stock transfer tax imposed in respect of the Transfer of any Shares to any purchaser thereof by any Shareholder in connection with any registration of Shares pursuant to this Agreement.

10.          Indemnification.

a.             The Company agrees to indemnify, to the extent permitted by law, each Shareholder, its officers and directors and each Person who controls such Shareholder

(within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Shareholder expressly for use therein or by such holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such Shareholder with a sufficient number of copies of the same.  In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Shareholders.

b.             In connection with any registration statement in which a Shareholder is participating, each such Shareholder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder; provided, that the obligation to indemnify shall be individual, not joint and several, for each Shareholder and shall be limited to the net amount of proceeds received by such Shareholder from the sale of Shares pursuant to such registration statement.  In connection with an underwritten offering in which a Shareholder is participating, each such Shareholder shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Company.

c.             Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that, the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder, except to the extent such failure has prejudiced the indemnifying party) and (ii) unless, in such indemnified party’s reasonable judgment, a conflict of interest between such indemnified and indemnifying parties exists with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.  If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld or delayed).  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of no more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless, in the reasonable judgment of any indemnified party, a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim.

d.             The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.  The Company also agrees to make such provisions, as are reasonably requested by any indemnified party, and as are permitted by law and the Company’s articles of incorporation and bylaws, for contribution to such party in the event the Company’s indemnification is unavailable for any reason.

11.          Participation in Underwritten Registrations.  No Shareholder may participate in any registration hereunder which is underwritten unless such Shareholder (i) agrees to sell such Shareholder’s Shares on the basis provided in any underwriting arrangements approved by the Shareholder entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that, no Shareholder whose Shares are included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such Shareholder and such Shareholder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in Section 10 hereof.

12.          Transfers.

a.             Prior to Transferring any Shares (other than in an Initial Public Offering, a Public Sale or a Sale of the Company) to any Person, the prospective Transferring Shareholder (i) shall cause the prospective Transferee to be bound by this Agreement and to execute and deliver to the Company and the other Shareholders a counterpart to this Agreement, and (ii) shall have satisfied any requests by the Company, which may include, without limitation, the provision to the Company of an opinion of counsel of such prospective Transferring Shareholder, which counsel and opinion shall be reasonably satisfactory to the Company, to the effect that the Transfer is exempt from all applicable registration requirements and such Transfer will not violate any applicable federal or state laws regulating the Transfer of securities; provided, that no Shareholder may Transfer any Shares to (y) an entity which, in the reasonable determination of the Board, directly or indirectly, competes with the Company or its subsidiaries or (z) any customer, distributor or supplier of the Company or its subsidiaries, if the Board should reasonably determine that such Transfer would result in such customer, distributor or supplier receiving information that would place the Company or its subsidiaries at a competitive disadvantage with respect to such customer, distributor or supplier.

b.             Any sale, transfer, assignment, pledge or other disposition of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) (“Transfer”) or attempted Transfer of any Shares in violation of any provision of this

Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported Transferee of such Shares as the owner of such Shares for any purpose.

13.          Legend.  Each certificate evidencing Shares and each certificate issued in exchange for or upon the Transfer of any Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THAT CERTAIN SHAREHOLDERS AGREEMENT, DATED AS OF JANUARY       , 2011, AMONG PATRIOT HOLDING CORP. (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S SHAREHOLDERS, AS AMENDED AND MODIFIED FROM TIME TO TIME.  A COPY OF SUCH SHAREHOLDERS AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

The Company shall imprint such legend on certificates evidencing Shares outstanding as of the date hereof.

In addition, each certificate evidencing Shares owned by the So Cal Shareholders shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE SUBJECT TO FORFEITURE OR CANCELLATION, IN PART OR IN WHOLE, PURSUANT TO A CERTAIN AGREEMENT AND PLAN OF MERGER ENTERED INTO BY THE SHAREHOLDER WITH THE ISSUER OF SUCH SECURITIES, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER.”

The Company shall promptly remove such legend, at the sole cost and expense of the Company, from any certificate evidencing Shares owned by the So Cal Shareholders upon request of the holder thereof once the period provided in the Merger Agreement during which such Shares shall be subject to forfeiture or cancellation shall have expired.

14.          Definitions.  When each of the following terms is used in this Agreement, it shall have the meaning stated in the Section indicated:

Adams	Section 1.a(2)
Agreement	Preamble
Approved Sale	Section 4.a
Approved Sale Notice	Section 4.a
Authorization Date	Section 3.a
Board	Section 1.a(1)
Company	Preamble
Merger	Recitals

Merger Agreement	Recitals
Merger Sub	Recitals
Offerors	Section 4.b
Other Shareholders	Section 3.a
Piggyback Registration	Section 5.a
Registration Expenses	Section 9.a
Sale Notice	Section 3.a
SEC	Section 7.a
Securities Act	Section 5.a
Selling Shareholder	Section 3.a
Shareholders	Preamble
Shares	Recitals
So Cal	Recitals
So Cal Shareholders	Preamble
Transfer	Section 12.b
Transport	Preamble
Transport Designee	Section 1.a(3)

The following terms when used in this Agreement shall have the following meanings:

“Affiliate” of a Person means any other Person, directly or indirectly controlling, controlled by or under common control with such Person.

“Holdback Period” means seven days prior to the effective date of any underwritten Piggyback Registration and the 180-day period thereafter, or such longer period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto.

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the Company’s common stock on a fully diluted basis (a “5% Owner”), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons

“Initial Public Offering” means the sale in a firmly underwritten initial public offering registered under the Securities Act of shares of the Company’s common stock.

“Owns” means ownership of record or beneficially or otherwise has the right to vote the Shares in question, including without limitation by virtue of being the trustee of a trust.

“Permitted Transferee” means, with respect to a So Cal Shareholder, a Transfer for bona fide estate planning purposes to (i) such Shareholder’s spouse, children (including natural, adopted and stepchildren), grandchildren or other direct lineal descendent of such So Cal Shareholder, or (ii) a custodian or trustee of a trust for the benefit of such So Cal Shareholder or such Shareholder’s spouse, children (including natural, adopted and stepchildren), grandchildren or other direct lineal descendent of such So Cal Shareholder.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Sale” means any sale of Shares to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 (or any successor provision) adopted under the Securities Act.

“Sale of the Company” means the sale of the Company to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power under normal circumstances to elect a majority of the Company’s Board (whether by merger, consolidation or sale or Transfer of the Company’s capital stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

15.          Miscellaneous.

a.             Amendment and Waiver.  Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Shareholders unless such modification, amendment or waiver is approved in writing by (i) the Company, (ii) Transport and (iii), if Adams Owns at least 10% of the outstanding common stock of the Company, Adams.  Any amendment or waiver effected in accordance with this Section 15.a shall be binding on all of the parties hereto, regardless of whether any such party has consented thereto.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.  No course of dealing between or among any parties hereto shall be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

b.             Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.  If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, however, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction.  In such event, this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

c.             Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

d.             Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind, inure to the benefit of and be enforceable by the Company and its successors and assigns and the Shareholders and any subsequent Transferees of Shares (other than Transferees resulting from the Initial Public Offering or the Sale of the Company).

e.             Counterparts.  This Agreement may be executed in one or more counterparts (including via facsimile or via e-mail with scanned attachment), all of which taken together shall constitute one and the same instrument.

f.             Remedies.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, except as set forth in Section 5(b), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

g.             Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and will be deemed to have been given (a) when personally delivered, (b) when receipt is electronically confirmed, if sent by facsimile or telecopy; provided, however, that, if receipt is confirmed after normal business hours of the recipient, notice shall be deemed to have been given on the next business day; and provided, further, that a confirmation copy is sent by overnight courier specifying next day delivery, (c) one day after deposit with a nationally recognized overnight courier, specifying next day delivery or (d) three days after being sent by registered or certified mail, postage prepaid, return receipt requested.  Notices, demands and other communications shall be given to the Company and Transport at the addresses set forth below and to any other recipient at the address indicated on the schedules hereto and to any subsequent holder of Shares subject to this Agreement at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

Notices to the Company, Merger Sub or to Transport:

Goldner Hawn Johnson & Morrison Incorporated

90 South Seventh Street, Suite 3700

Minneapolis, MN 55402

Attention: Van Zandt Hawn and Joseph M. Heinen

Facsimile: (612) 338-2860

with a copy to:

Dorsey & Whitney LLP

Suite 1500

50 South Sixth Street

Minneapolis, Minnesota 55402

Attention:  Robert A. Rosenbaum

Facsimile:  (612) 340-7800

h.             Governing Law.  The internal law, without regard to conflicts of laws principles, of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts of the State of Delaware or of the United States of America for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

i.                 Consent to Jurisdiction; Waiver of Jury Trial.  Any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of Delaware or of the United States of America for the District of Delaware, and, by execution and delivery of this Agreement, the parties hereby accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts and appellate courts.  The parties waive the right to trial by jury with respect to any claims hereby. The parties further irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the parties at their addresses referred to in Section 15(g).  The parties hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to and hereby further irrevocably waive and agree, to the extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

j.              Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE COMPANY:

PATRIOT HOLDING CORP.

By:	/s/ Van Zandt Hawn
Name: Van Zandt Hawn
Its: Chief Executive Officer

Signature Page to Shareholders Agreement

SHAREHOLDERS:

TRANSPORT INVESTORS, LLC

By:	/s/ Van Zandt Hawn
Name:	Van Zandt Hawn
Its:	Chief Executive Officer

Signature Page to Shareholders Agreement

SHAREHOLDERS:

/s/ Kenneth R. Adams
Kenneth R. Adams

/s/ Kenneth R. Adams
Kenneth R. Adams as Trustee of the
Kenneth R. Adams 2010 Three-Year Trust

/s/ Philip G. DeSimone
Philip G. DeSimone

Signature Page to Shareholders Agreement

Solely for purposes of Section 1.c,
MERGER SUB:

SAINTS ACQUISITION, INC.

/s/ Van Zandt Hawn
Van Zandt Hawn, Chief Executive Officer

Signature Page to Shareholders Agreement

SCHEDULE 1

1.	Kenneth R. Adams, an individual resident of the state of Alabama

2800 North Woodridge Road
Birmingham, Alabama 35223

with a copy to:

Sirote & Permutt, PC
2311 Highland Avenue South
Birmingham, AL 35205
Attention: John Cooper

2.	Kenneth R. Adams as Trustee of the Kenneth R. Adams 2010 Three-Year Trust

2800 North Woodridge Road
Birmingham, Alabama 35223

with a copy to:

Sirote & Permutt, PC
2311 Highland Avenue South
Birmingham, AL 35205
Attention: John Cooper

3.	Philip G. DeSimone

328 Palace Drive
Trussville, AL 35173

with a copy to:

Sirote & Permutt, PC
2311 Highland Avenue South
Birmingham, AL 35205
Attention: John Cooper